Form 8-K                                5          Stone & Webster, Incorporated

Exhibit 99.2 Text of press release dated December 3, 1999 -


For Immediate Release                   For Information Contact
                                        Thomas L. Langford (Stone & Webster)
                                        617-589-7424
                                                 or
                                        Fidelity Investments
                                        Corporate Communications
                                        617-563-5800

          Fidelity to Buy Stone & Webster Building at 245 Summer Street
                Location Seen as Gateway to the Seaport District

     BOSTON, December 3, 1999 - Fidelity Investments and Stone & Webster, Incorporated (NYSE:SW) today announced that Fidelity plans to purchase Stone & Webster's headquarters building at 245 Summer Street in Boston. Fidelity currently leases half the space in the 14-story, 867,000 square-foot location, which is also occupied by other companies and organizations such as the United Way of Massachusetts Bay.

     The transaction is subject to satisfactory completion of Fidelity's due diligence and approval by the Boston Redevelopment Authority.

     "Fidelity is proud to have the opportunity to make another important investment in this growing and vibrant area of Boston," said David C. Weinstein, chief of administration at Fidelity. "We view 245 Summer Street as the gateway to the Seaport District, and it will complement Fidelity's other locations in the area, such as the Seaport Hotel, the World Trade Center East and the soon-to-be-built World Trade Center West."

     Weinstein said that last week's decision by the law firm of Foley, Hoag & Eliot to move its offices to the West Office Building in 2002 - coupled with Mayor Thomas Menino's commitment to the area's growth - underscores the future potential of the Seaport District and its surroundings.

     "We are pleased that we have reached a sale agreement with Fidelity, a firm we consider a good neighbor and important member of Boston's financial community," said H. Kerner Smith, Stone & Webster's chairman and chief executive officer. "Our commitment to the Boston area remains strong and we will begin to analyze our needs as we look for a new and more cost-effective headquarters location, one that will offer flexibility and provide a first-rate work environment for our employees."

Form 8-K                                6          Stone & Webster, Incorporated


     Mayor Menino said, "Fidelity has shown a great commitment to the city from the financial district to the waterfront."

     Weinstein said that Fidelity's ability to purchase 245 Summer Street and develop other real estate in Boston was made possible largely by the
Massachusetts Jobs Growth Bill of 1996. "The new, competitive tax structure allows us to invest in Massachusetts people and Massachusetts real estate."

     Fidelity has added 500,000 square-feet of occupied real estate in Massachusetts since 1996, bringing the company's in-state total to 3.6 million square feet. Fidelity employs 12,800 people in Massachusetts, operating from several locations in the financial district and a suburban campus in Marlborough.

     Stone & Webster is a global leader in engineering, construction and consulting services for power, process, environmental, infrastructure and industrial markets.

     Fidelity Investments is the nation's largest mutual fund company and one of the leading providers of financial services. Fidelity offers investment management, retirement, brokerage and shareholder services directly to individuals and institutions, and through financial intermediaries. The firm also is the No. 1 provider of 401(k) retirement savings plans, the second largest discount brokerage firm and the third largest provider of 403(b) retirement plans for not-for-profit institutions in the United States. At October 31, 1999, Fidelity had total managed assets of $870.6 billion.

                                      # # #

Fidelity Distributors Corporation, 82 Devonshire Street, Boston, MA 02109